Exhibit 99.1

2941 Fairview Park Drive, Suite 100
Falls Church, VA 22042-4513	News
www.generaldynamics.com

Contact: Jeff A. Davis
Tel: 703 876 3483
press@generaldynamics.com

March 29, 2019

General Dynamics Appoints Smith as Executive Vice President; Paddock as President of Jet Aviation; Casey to Retire
FALLS CHURCH, Va. – General Dynamics (NYSE: GD) has appointed Robert E. Smith as executive vice president of the Marine Systems segment, effective July 1. Smith succeeds John P. Casey, who has informed the company of his intent to retire on June 30. David Paddock, Jet Aviation’s senior vice president and general manager of U.S. aircraft services, will succeed Smith as president of Jet Aviation.

Phebe N. Novakovic, chairman and chief executive officer, said, “Rob Smith’s expertise in Navy submarine and surface ship programs will serve us well as we continue to grow our shipbuilding business. With Dave Paddock’s in-depth understanding of Jet Aviation, he will ensure that we continue to meet our customers’ needs across Jet’s portfolio.”

“John Casey has had a long and distinguished career in shipbuilding, starting in welding school, rising through the ranks to become president of Electric Boat for nine years and ultimately executive vice president of Marine Systems,” said Novakovic. “His superb understanding of shipbuilding has helped General Dynamics design and build the nation’s most complex submarines and ships for decades. We will all miss him.”

General Dynamics, headquartered in Falls Church, Va., is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; combat vehicles, weapons systems and munitions; IT services; C4ISR solutions; and shipbuilding and ship repair. General Dynamics employs more than 100,000 people worldwide and generated $36.2 billion in revenue in 2018. More information about the company is available at www.generaldynamics.com.

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